EXHIBIT 99.1

IMMEDIATE RELEASE	NEWS
November 10, 2011	Nasdaq-EVOL

Evolving Systems Reports 2011 Third Quarter and Nine Month Financial Results

•                  Q3 license and services bookings up 93% year over year to $5.4 million from $2.8 million

•                  License and services backlog up 140% to $5.9 million from $2.5 million in second quarter

•                  Sale of numbering assets generates gain of $31.6 million

•                  Working capital up 136% from year-end to $27.9 million

ENGLEWOOD, Colorado — Evolving Systems, Inc. (Nasdaq: EVOL), a leading provider of software solutions and services to the wireless, wireline and IP carrier market, today reported results for its third quarter ended September 30, 2011.

“The highlight of our third quarter was the largest ever sale of our Dynamic SIM Allocation™ (DSA) solution in a new market for us — Russia. This will be our largest DSA deployment to date with plans to support more than 75 million wireless subscribers for this tier one carrier,” said Thad Dupper, Chairman and CEO.  “As a result of this sale, Q3 was our strongest DSA bookings quarter since this product was introduced, and our total third quarter license and services bookings increased 93% over the third quarter last year and 216% over the second quarter of this year. As a result, our license and services backlog grew by 140% year over year — our highest total in two years.  Since bookings and backlog are key leading indicators, we believe we are well positioned to generate improved revenue and earnings results in coming quarters.”

Third Quarter Results

Revenue in the third quarter declined to $4.3 million from $5.5 million in the third quarter of 2010 due to lower license and services bookings in the second quarter of 2011. License fees and services revenue declined to $1.9 million from $3.4 million and was partially offset by an increase in customer support revenue to $2.3 million from $2.1 million for the comparative third quarters. The $2.3 million total was a third quarter high and reflects the increased number of DSA deployments.

Total costs of revenue and operating expenses declined to $4.8 million in the third quarter from $5.6 million in the same quarter last year.  The decline was due primarily to lower variable costs due to revenue declines and lower general and administrative and product development expense, partially offset by an increase in sales and marketing expense.  General and administrative expense declined 21% to $0.9 from $1.1 million due to lower employee-related costs and professional fees; product development expense declined to $0.6 million from $0.7 million; and sales and marketing expense increased to $1.6 million from $1.5 million.

The Company reported net income of $18.2 million, or $1.67 per basic and $1.63 per diluted share, in the third quarter versus net income of $1.6 million, or $0.16 per basic and $0.15 per diluted share, in the third quarter a year ago.  Net loss from continuing operations for the third quarter was $0.5 million, or 0.05 per basic and diluted share, versus a net loss of $43,000, or $0.00 per basic and diluted share, in the same quarter last year.

Nine-Month Results

Revenue for the nine months ended September 30, 2011, was $14.2 million, down from $17.6 million in the same period last year due to lower license and services bookings prior to the third quarter.  License fees and services revenue through nine months was $7.2 million versus $11.6 million a year ago, a decline that was partially offset by an increase in customer support revenue to $7.0 million from $6.0 million a year ago.  The increased customer support revenue was attributed to higher revenue from both DSA and Tertio™ Service Activation.

Total costs of revenue and operating expenses in the nine-month period declined by 7% to $16.2 million from $17.5 million in the same period a year ago due primarily to lower variable costs related to the revenue decline and to lower general and administrative expense due to declines in employee related costs and professional fees.

The Company reported net income of $34.4 million, or $3.18 per basic and $3.08 per diluted share, for the nine-month period, inclusive of the gain on sale of its Numbering business, versus net income of $4.2 million, or $0.42 per basic and $0.39 per diluted share, in the same period a year ago.  Net income from continuing operations through nine months was $0.1 million, or $0.01 per basic and diluted share, versus a net loss of $8,000, or $0.00 per basic and diluted share, in the same period a year ago.

Bookings and Backlog

The Company booked $7.8 million in new orders in third quarter, a 74% increase from $4.5 million in the third quarter last year.  License fees and services orders increased 93% year-over-year to $5.4 million from $2.8 million and was up 216% sequentially over $1.7 million in the second quarter of this year.  It was the Company’s strongest third quarter for license and services bookings and the best overall quarterly total since the second quarter of 2009.  DSA license and services bookings in the third quarter were up 246% year over year to $4.3 million and represented the best bookings quarter since DSA was introduced in 2007.  The $4.3 million third quarter total compares to $4.9 million in DSA license and services bookings for all of 2010.  Customer support bookings grew to $2.4 million, up from $1.7 million in the third quarter last year and up from $1.9 million in the second quarter of this year.

Through nine months, total bookings increased 18% to $16.6 million from $14.1 million.  License and services orders grew by 13% to $10.2 million from $9.0 million, while customer support orders increased 26% to $6.4 million from $5.1 million. The Company defines bookings as new, non-cancelable orders expected to be recognized as revenue during the following 12 months.

The Company’s license and services backlog grew 140% to $5.9 million through nine months versus $2.5 million at mid-year and represented the highest backlog in this category in two years.  DSA license and services backlog was up 205% year over year.  Customer support backlog was $4.4 million versus $4.5 million a year ago.  Total backlog at September 30, 2011, was $10.3 million, up from $7.5 million a year ago.

Balance Sheet Highlights

Cash and cash equivalents combined with long-term investments in marketable debt securities at September 30, 2011, were $50.3 million, up from $10.8 million at December 31, 2010.  Working capital improved by 136% over year-end to $27.9 million from $11.8 million.  The Company generated $5.3 million in cash from operations through the first nine months of 2011 versus $6.6 million in the same period last year.

Conference Call

The Company will conduct a conference call and webcast today at 2:30 p.m. Mountain Time.  The call-in numbers for the conference call are 1-877-303-6316 for domestic toll free and 650-521-5176 for international callers.  The conference ID is 22307110.  A telephone replay will be available through November 17, 2011, and can be accessed by calling 1-855-859-2056 or 1-404-537-3406, passcode 22307110. To access a live webcast of the call, please visit Evolving Systems’ website at www.evolving.com.  A replay of the Webcast will be accessible at that website through November 17, 2011.

Non-GAAP Financial Measures

Evolving Systems reports its financial results in accordance with accounting principles generally accepted in the U.S. (GAAP).  In addition, the Company is providing in this news release non-GAAP financial information in the form of net income, diluted net income per share and adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, impairment, stock compensation and gain/loss on foreign exchange transactions.)  Management believes these non-GAAP financial measures are useful to investors and lenders in evaluating the overall financial health of the Company in that they allow for greater transparency of additional financial data routinely used by management to evaluate performance.  Investors and financial analysts who follow the Company use non-GAAP net income and non-GAAP diluted income per share to compare the Company against other companies.  Adjusted EBITDA can be useful for lenders as an indicator of earnings available to service debt.  Non-GAAP financial measures should not be considered in isolation from or as an alternative to the financial information prepared in accordance with GAAP.

About Evolving Systems®

Evolving Systems, Inc. (NASDAQ: EVOL) is a provider of software and services to 50 network operators in over 40 countries worldwide.  The Company’s product portfolio includes market-leading activation products that address subscriber service activation, SIM card activation, mobile broadband activation as well as the activation of connected devices.  Founded in 1985, the Company has headquarters in Englewood, Colorado, with offices in the United Kingdom, India and Malaysia.  Further information is available on the web at www.evolving.com

CAUTIONARY STATEMENT

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk.  Specifically, statements about the Company’s growth and future profitability, future business, revenue and expense projections, the Company’s continued ability to post quarterly or annual results that are similar to those described in this press release, the Company’s ability to build and return value to stockholders, and the impact of new products and accounts on the Company’s business are forward-looking statements.  These statements are based on our expectations and are naturally subject to uncertainty and changes in circumstances. Readers should not place undue reliance on these forward-looking statements, and the Company may not undertake to update these statements. Actual results could vary materially from these expectations.  For a more extensive discussion of Evolving Systems’ business, and important factors that could cause actual results to differ materially from those contained in the forward-looking statements, please refer to the Company’s Form 10-K filed with the SEC on March 8, 2011, as well as subsequently filed Forms 10-Q, 8-K and press releases.

Investor Relations	Press Relations

Jay Pfeiffer	Sarah Hurp
Pfeiffer High Investor Relations, Inc.	Marketing Manager
303.393.7044	Evolving Systems
jay@pfeifferhigh.com	+44 1225 478060
sarah.hurp@evolving.com

Consolidated Statements of Operations

(In thousands except per share data)

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2011	2010	2011	2010
Revenue:
License fees and services	$1,921	$3,350	$7,179	$11,616
Customer support	2,349	2,110	6,990	5,986
Total revenue	4,270	5,460	14,169	17,602
Costs of revenue and operating expenses:
Costs of license fees and services, excluding depreciation and amortization	1,090	1,402	3,517	4,539
Costs of customer support excluding depreciation and amortization	420	621	1,839	1,890
Sales and marketing	1,604	1,517	4,913	4,844
General and administrative	855	1,083	2,815	3,524
Product development	629	675	1,863	1,884
Depreciation	87	86	261	258
Amortization	102	172	461	512
Restructuring	—	—	569	—
Total costs of revenue and operating expenses	4,787	5,556	16,238	17,451
Income (loss) from operations	(517)	(96)	(2,069)	151
Other income (expense):
Interest income	271	6	285	10
Interest expense	(1)	(20)	(14)	(81)
Foreign currency exchange gain (loss)	105	63	222	(86)
Other income (expense), net	375	49	493	(157)
Loss from continuing operations before income taxes	(142)	(47)	(1,576)	(6)
Income tax expense (benefit)	378	(4)	(1,722)	2
Income (loss) from continuing operations	(520)	(43)	146	(8)
Income from discontinued operations, net of tax	18,724	1,619	34,303	4,198
Net income	$18,204	$1,576	$34,449	$4,190
Basic income (loss) per common share — continuing operations	$(0.05)	$(0.00)	$0.01	$(0.00)
Diluted income (loss) per common share — continuing operations	$(0.05)	$(0.00)	$0.01	$(0.00)
Basic income per common share — discontinued operations	$1.72	$0.16	$3.17	$0.42
Diluted income per common share — discontinued operations	$1.68	$0.15	$3.07	$0.39
Basic income per common share — net income	$1.67	$0.16	$3.18	$0.42
Diluted income per common share — net income	$1.63	$0.15	$3.08	$0.39
Weighted average basic shares outstanding	10,877	10,157	10,821	10,067
Weighted average diluted shares outstanding	11,149	10,807	11,191	10,717

Consolidated Balance Sheets

(In thousands) (Unaudited)

	September 30,	December 31,
	2011	2010
ASSETS
Current Assets:
Cash and cash equivalents	$29,589	$10,801
Contract receivables, net	2,975	5,502
Unbilled work-in-progress	2,000	1,519
Deferred income taxes	324	—
Prepaid and other current assets	1,542	1,251
Current assets of discontinued operations	—	7,374
Total current assets	36,430	26,447
Long-term investments	20,698	—
Property and equipment, net	443	625
Amortizable intangible assets, net	689	1,123
Goodwill	15,958	15,797
Long-term restricted cash	52	50
Long-term deferred income taxes	2,373	—
Other long-term assets	—	2
Long-term assets of discontinued operations	—	6,407
Total assets	$76,643	$50,451
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of capital lease obligations	$15	$13
Accounts payable and accrued liabilities	6,293	3,586
Dividends payable	552	532
Deferred income taxes	—	21
Unearned revenue	1,652	2,863
Current liabilities of discontinued operations	—	7,620
Total current liabilities	8,512	14,635
Long-term liabilities:
Capital lease obligations, net	—	4
Deferred income taxes	—	51
Long-term liabilities of discontinued operations	—	4
Total liabilities	8,512	14,694
Stockholders’ equity:
Common stock	11	11
Additional paid-in capital	88,959	87,435
Treasury stock	(1,169)	—
Accumulated other comprehensive loss	(4,496)	(3,704)
Accumulated deficit	(15,174)	(47,985)
Total stockholders’ equity	68,131	35,757
Total liabilities and stockholders’ equity	$76,643	$50,451

Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands except per share data)

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2011	2010	2011	2010
Non-GAAP net income and income per share:
GAAP net income	$18,204	$1,576	$34,449	$4,190
Amortization of intangible assets	102	172	461	512
Stock-based compensation expense**	142	241	483	737
Restructuring	—	—	569	—
Income tax adjustment for non-GAAP*	(76)	(69)	(480)	(204)
Non-GAAP net income	18,372	1,920	35,482	5,235
Non-GAAP discontinued operations	(18,724)	(1,632)	(34,322)	(4,228)
Non-GAAP net income from continuing operations	$(352)	$288	$1,160	$1,007

Diluted net income per share
GAAP	$1.63	$0.15	$3.08	$0.39
Non-GAAP	$1.65	$0.18	$3.17	$0.49
Non-GAAP continuing operations	$(0.03)	$0.03	$0.10	$0.09
Shares used to compute diluted EPS	11,149	10,807	11,191	10,717

	Three months ended		Nine months ended
	September 30,		September 30,
	2011	2010	2011	2010
Adjusted EBITDA:

Net income	$18,204	$1,576	$34,449	$4,190
Depreciation**	87	146	366	446
Amortization of intangible assets	102	172	461	512
Stock-based compensation expense**	142	241	483	737
Restructuring	—	—	569	—
Interest expense and other (benefit), net	(375)	(49)	(493)	157
Gain on sale of numbering, net**	(18,724)	—	(31,600)	—
Income tax expense (benefit)**	378	122	(1,701)	688
Adjusted EBITDA	(186)	2,208	2,534	6,730
Adjusted EBITDA discontinued operations	—	(1,818)	(2,848)	(5,102)
Adjusted EBITDA continuing operations	$(186)	$390	$(314)	$1,628

*The estimated income tax for non-GAAP net income is adjusted by the amount of additional expense that the Company would accrue if it used non-GAAP results instead of GAAP results in the calculation of its tax liability, taking into account in which tax jurisdiction each of the above adjustments would be made and the tax rate in that jurisdiction.

**These amounts may differ from the face of the Company’s Consolidated Statements of Operations as part of these expenses (benefits) are included in the income from discontinued operations, net of tax line item.